NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 21, 2019	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer	Senior Director
		and Secretary	Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2019

Financial Highlights:

•	Fiscal 2019 consolidated sales of $1.54 billion; $392.4 million for 4th quarter

•	Company targets growth for fiscal 2020

•	4th quarter debt reduction of $39 million

•	Estimated annual savings from cost reduction project of at least $25 million

•	4th quarter goodwill write-down of $78 million

PITTSBURGH, PA, NOVEMBER 21, 2019 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its fiscal 2019 fourth quarter and fiscal year ended September 30, 2019.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “We closed out fiscal 2019 consistent with the preliminary estimates provided on November 8, 2019. Unfavorable currency rate changes and a brand client account loss early in the fiscal year continued to unfavorably impact year-over-year comparability into the fourth fiscal quarter. In addition, delayed orders in our Industrial Technologies segment and for cremation and incineration equipment, combined with challenging market conditions in Europe for the SGK Brand Solutions segment, impacted the current quarter relative to our expectations.

“However, during the fourth quarter, we began to see signs of improving conditions in the U.S. brand market. In addition, we have already received several of the significant orders which were delayed by customers in the fiscal 2019 fourth quarter for the Industrial Technologies segment and for cremation and incineration equipment. These orders are expected to contribute to our earnings in fiscal 2020.

“Additionally, we recently received our first significant order in the energy storage market for our engineered solutions business (SGK Brand Solutions segment). This initial order is scheduled for delivery during fiscal 2020 and interest in all of our engineered solutions continues to grow.

“Lastly, as a result of the continued challenging market conditions, we initiated a strategic evaluation during the quarter to improve profitability and reduce our cost structure. These actions leverage the benefit of our new global ERP platform, primarily targeted at the SGK Brand Solutions segment, both operational and commercial structure, and our shared financial services and other administrative functions. This evaluation has identified opportunities for significant cost structure improvements, which we project will result in annual cost savings of at least $25 million. We expect to achieve this annual run rate within two years.”

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

Fourth Quarter Fiscal 2019 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q4 FY2019	Q4 FY2018	Change	% Change
Sales	$392.4	$407.4	$(15.0)	(3.7)%
Net (loss) income attributable to Matthews	$(71.1)	$29.6	$(100.7)	(340.3)%
Diluted EPS	$(2.28)	$0.93	$(3.21)	(345.2)%
Non-GAAP adjusted net income	$31.6	$39.7	$(8.1)	(20.4)%
Non-GAAP adjusted EPS	$1.01	$1.23	$(0.22)	(17.9)%
Adjusted EBITDA	$59.2	$77.0	$(17.8)	(23.1)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended September 30, 2019 were $392.4 million, compared to $407.4 million for the same quarter a year ago. The Company reported an increase in sales for its Memorialization segment reflecting higher sales of memorial products and caskets in North America. In addition, consolidated sales for the current quarter were favorably impacted by sales growth in the private label brand market. These increases were offset by the previously reported loss of a significant brand client account and delays in several projects in the Industrial Technologies segment. Changes in foreign currency exchange rates had an unfavorable impact of $5.4 million on consolidated sales compared to a year ago.

Net loss attributable to the Company for the quarter ended September 30, 2019 was $71.1 million, or $2.28 loss per share, compared to net income of $29.6 million, or $0.93 earnings per share, for the same quarter last year. The decrease was primarily driven by the goodwill write-down for the Graphics Imaging reporting unit in the SGK Brand Solutions segment. On a non-GAAP adjusted basis, earnings for the fiscal 2019 fourth quarter were $1.01 per share, compared to $1.23 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2019 fourth quarter was $59.2 million, compared to $77.0 million a year ago. These decreases from the fiscal 2018 fourth quarter primarily reflected the impacts of lower consolidated sales and higher material costs. See reconciliation of adjusted EBITDA below.

Sales for the SGK Brand Solutions segment were $186.0 million for the quarter ended September 30, 2019, compared to $203.5 million a year ago. The decrease primarily reflected a combination of the previously reported loss of a significant brand client account and slower market conditions in Europe. However, sales for the segment for the current quarter reflected growth in the private label brand market and increased merchandising sales. In addition, the current quarter benefited from the impact of the acquisition of Frost Converting Systems (acquired November 2018). Changes in foreign currency exchange rates had an unfavorable impact of $4.3 million on the segment’s sales compared with the same quarter last year.

Memorialization segment sales for the fiscal 2019 fourth quarter were $162.6 million, compared to $155.8 million a year ago. The increase primarily resulted from higher sales of memorial products and caskets during the recent quarter. Fiscal 2019 fourth quarter sales were unfavorably impacted by the divestiture of a controlling interest in the pet cremation business. Changes in foreign currency exchange rates had an unfavorable impact of $697,000 on current quarter sales compared to a year ago.

Sales for the Industrial Technologies segment were $43.8 million for the quarter ended September 30, 2019, compared to $48.1 million a year ago. The decrease reflected the delayed release of several significant orders, particularly impacting the segment’s product identification business. Changes in foreign currency exchange rates had an unfavorable impact of $400,000 on the segment’s sales compared with the same quarter last year.

During the fiscal 2019 fourth quarter, the Company reduced its outstanding debt by $39 million.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

The Company purchased approximately 140,000 shares under its repurchase program during the fiscal 2019 fourth quarter.

Fiscal 2019 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2019	YTD FY2018	Change	% Change
Sales	$1,537.3	$1,602.6	$(65.3)	(4.1)%
Net (loss) income attributable to Matthews	$(38.0)	$107.4	$(145.4)	(135.4)%
Diluted EPS	$(1.21)	$3.37	$(4.58)	(135.9)%
Non-GAAP adjusted net income	$104.4	$126.3	$(21.9)	(17.3)%
Non-GAAP adjusted EPS	$3.31	$3.96	$(0.65)	(16.4)%
Adjusted EBITDA	$220.9	$255.1	$(34.2)	(13.4)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the year ended September 30, 2019 were $1.5 billion, compared to $1.6 billion a year ago, representing a decrease of $65.3 million from the prior year. Fiscal 2019 sales for the Memorialization segment increased for the year reflecting higher sales of cremation and incineration equipment, primarily in the U.K., and growth in memorial products sales. In addition, consolidated sales for the year were favorably impacted by higher warehouse automation sales in the Industrial Technologies segment and sales growth in the European brand market and the U.S. private label brand market. These increases were offset by the previously reported loss of a significant brand client account, a decline in the U.K. brand market, and delays in several projects in the Industrial Technologies segment. In addition, changes in foreign currency exchange rates had an unfavorable impact of $32.6 million on consolidated sales compared to a year ago. Recent acquisitions also contributed to sales for the current year.

Net loss attributable to the Company for the year ended September 30, 2019 was $38.0 million ($1.21 loss per share), compared to net income attributable to the Company of $107.4 million ($3.37 earnings per share) for fiscal 2018. A substantial portion of the decrease from the prior period reflected the write-down of goodwill for the Graphics Imaging reporting unit in the SGK Brand Solutions segment. In addition, fiscal 2018 included a significant non-recurring tax benefit in connection with the Tax Cuts and Jobs Act.

On a non-GAAP adjusted basis, earnings for the year ended September 30, 2019 were $3.31 per share, compared to $3.96 per share last year. The decrease primarily reflected the impacts of lower consolidated sales, higher material and freight costs, and unfavorable changes in foreign currency exchange rates compared to last year. These declines were partially offset by the benefits of cost reduction initiatives (including acquisition synergy realization) in the Memorialization segment. Adjusted EBITDA for the year ended September 30, 2019 was $220.9 million, compared to $255.1 million a year ago. Changes in foreign currency rates were estimated to have an unfavorable impact of $3.6 million ($0.09 per share) on adjusted EBITDA compared to last year. See reconciliation of adjusted EBITDA below.

The Company purchased approximately 710,000 shares under its repurchase program during fiscal 2019.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

Outlook

Mr. Bartolacci further stated: “As noted earlier, we have already started to receive several of the orders delayed from the fiscal 2019 fourth quarter, which will contribute favorably in fiscal 2020. As a result, we are currently targeting revenue growth in our Industrial Technologies and Memorialization segments. In addition, despite challenging conditions in its European markets, we also expect modest revenue growth for the SGK Brand Solutions segment due to improving U.S. market conditions and the recent energy storage order. Further, we expect our cost structure efforts to modestly contribute to fiscal 2020 results.

“Our strategic review has also resulted in improvements to the commercial structure within our SGK Brand Solutions segment, including the consolidation of several of the segment’s trade names. As a result, the amortization of these intangible assets will significantly increase for the next three years. Please note that, while this will unfavorably impact reported net income on a GAAP basis, this non-cash expense will not impact non-GAAP adjusted earnings per share.

“Based on these factors, we are currently projecting non-GAAP adjusted earnings per share and adjusted EBITDA growth in the mid-single digit percentage range over fiscal 2019.”

Webcast

The Company will host a conference call and webcast to review the financial and operating results for the period and discuss its strategies and outlook.  Participating in the call will be Joseph C. Bartolacci, President and CEO, and Steven F. Nicola, Chief Financial Officer.  A question-and-answer session will follow.

Fourth Quarter Fiscal Year 2019 Conference Call
Friday, November 22, 2019
9:00 a.m. Eastern Time
Phone: 201-689-8471
Accompanying slide presentation: www.matw.com

A telephonic replay will be available from 12:00 p.m. ET on the day of the teleconference call until Friday, December 6, 2019.  To listen to the archived call, dial 412-317-6671 and enter conference ID number 13696225. The slide presentation and call transcript will be available at www.matw.com.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,			Year Ended September 30,
	2019	2018(1)	% Change	2019	2018(1)	% Change
Sales	$392,405	$407,444	(3.7)%	$1,537,276	$1,602,580	(4.1)%
Cost of sales	(249,809)	(257,931)	(3.1)%	(994,810)	(1,018,359)	(2.3)%
Gross profit	142,596	149,513	(4.6)%	542,466	584,221	(7.1)%
Gross margin	36.3%	36.7%		35.3%	36.5%

Selling and administrative expenses	(106,251)	(92,543)	14.8%	(408,835)	(414,102)	(1.3)%
Intangible amortization	(18,591)	(8,298)	124.0%	(45,756)	(31,562)	45.0%
Goodwill write-down	(77,572)	—	(100.0)%	(77,572)	—	(100.0)%
Operating profit	(59,818)	48,672	(222.9)%	10,303	138,557	(92.6)%
Operating margin	(15.2)%	11.9%		0.7%	8.6%

Interest and other income (deductions), net	(15,296)	(9,551)	60.2%	(48,386)	(40,564)	19.3%
(Loss) income before income taxes	(75,114)	39,121	(292.0)%	(38,083)	97,993	(138.9)%
Income taxes	3,623	(9,585)	(137.8)%	(806)	9,118	(108.8)%
Net (loss) income	(71,491)	29,536	(342.0)%	(38,889)	107,111	(136.3)%
Non-controlling interests	360	59	510.2%	901	260	246.5%
Net (loss) income attributable to Matthews	$(71,131)	$29,595	(340.3)%	$(37,988)	$107,371	(135.4)%

(Loss) earnings per share -- diluted	$(2.28)	$0.93	(345.2)%	$(1.21)	$3.37	(135.9)%

Earnings per share -- non-GAAP(2)	$1.01	$1.23	(17.9)%	$3.31	$3.96	(16.4)%

Dividends declared per share	$0.20	$0.19	5.3%	$0.80	$0.76	5.3%

(1) Information for the three and twelve months ended September 30, 2018 has been adjusted to reflect the adoption of ASU No. 2017-07. The Company adopted this standard on October 1, 2018 applying the presentation requirements retrospectively resulting in a reclassification of net benefit costs of $729, $229 and $490 from cost of sales, selling expense and administrative expense, respectively, to other income (deductions), net for the three months ended September 30, 2018; and $2,871, $907 and $1,945 from cost of sales, selling expense and administrative expense, respectively, to other income (deductions), net for the year ended September 30, 2018

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Sales:
SGK Brand Solutions	$185,988	$203,480	$743,869	$805,274
Memorialization	162,613	155,835	636,892	631,392
Industrial Technologies	43,804	48,129	156,515	165,914
	$392,405	$407,444	$1,537,276	$1,602,580

Adjusted EBITDA:(1)
SGK Brand Solutions	$32,881	$47,279	$119,493	$150,233
Memorialization	32,925	37,889	134,286	145,487
Industrial Technologies	8,417	9,055	24,082	25,864
Corporate and Non-Operating	(14,974)	(17,272)	(56,989)	(66,470)
Total Adjusted EBITDA(2)	$59,249	$76,951	$220,872	$255,114

(1) Beginning in fiscal 2019, the Company changed its primary measure of segment profitability from operating profit to adjusted EBITDA on a pre-corporate cost allocation basis. This presentation is consistent with how the Company's chief operating decision maker evaluates the results of operations and makes strategic decisions about the business.

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	September 30, 2019	September 30, 2018
ASSETS
Cash and cash equivalents	$35,302	$41,572
Accounts receivable, net	318,756	331,463
Inventories, net	180,274	180,451
Other current assets	49,384	61,592
Total current assets	583,716	615,078
Property, plant and equipment, net	237,442	252,775
Goodwill	846,807	948,894
Other intangible assets, net	400,650	443,910
Other long-term assets	121,988	97,087
Total assets	$2,190,603	$2,357,744

LIABILITIES
Long-term debt, current maturities	$42,503	$31,260
Other current liabilities	237,376	255,142
Total current liabilities	279,879	286,402
Long-term debt	898,194	929,342
Other long-term liabilities	293,294	273,286
Total liabilities	1,471,367	1,489,030

SHAREHOLDERS' EQUITY
Total shareholders' equity	719,236	868,714
Total liabilities and shareholders' equity	$2,190,603	$2,357,744

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Year Ended September 30,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(38,889)	$107,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,793	76,974
Changes in working capital items	(12,482)	(9,934)
Other operating activities	91,661	(26,577)
Net cash provided by operating activities	131,083	147,574

Cash flows from investing activities:
Capital expenditures	(37,688)	(43,200)
Acquisitions, net of cash acquired	(11,504)	(121,065)
Other investing activities	(11,567)	1,929
Net cash used in investing activities	(60,759)	(162,336)

Cash flows from financing activities:
Net (payments) proceeds from long-term debt	(16,038)	53,022
Purchases of treasury stock	(26,127)	(21,181)
Dividends	(25,620)	(24,637)
Other financing activities	(7,257)	(6,303)
Net cash (used in) provided by financing activities	(75,042)	901

Effect of exchange rate changes on cash	(1,552)	(2,082)

Net change in cash and cash equivalents	$(6,270)	$(15,943)

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,				Year Ended September 30,
	2019		2018		2019		2018
		per share		per share		per share		per share
Net (loss) income attributable to Matthews	$(71,131)	$(2.28)	$29,595	$0.93	$(37,988)	$(1.21)	$107,371	$3.37
Acquisition costs	1,998	0.07	1,190	0.04	8,371	0.27	8,129	0.26
ERP integration costs	965	0.03	1,914	0.06	5,781	0.18	8,039	0.25
Strategic initiatives and other charges	8,198	0.28	1,779	0.06	10,591	0.34	3,897	0.13
Joint Venture intangible amortization expense (1)	56	—	—	—	266	0.01	—	—
Goodwill write-down	76,316	2.42	—	—	76,316	2.42	—	—
Net realized (gain) loss on divestitures and asset dispositions (2)	(162)	—	(2,791)	(0.09)	3,232	0.10	(2,791)	(0.09)
Non-service pension and postretirement expense (3)	760	0.02	1,071	0.03	2,927	0.09	4,235	0.13
Intangible amortization expense	14,586	0.47	6,141	0.18	35,232	1.12	23,356	0.73
Tax-related (4)	—	—	771	0.02	(300)	(0.01)	(25,967)	(0.82)
Adjusted net income	$31,586	$1.01	$39,670	$1.23	$104,428	$3.31	$126,269	$3.96

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 21.5% and 26.0%, for the three months ended September 30, 2019 and 2018, respectively, and 23.0% and 26.0% for the fiscal year ended September 30, 2019 and 2018, respectively.

(1) Represents the Company's portion of intangible amortization expense incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.
(2) Includes loss on divestitures of $1,587 and $4,981 within the Memorialization segment for the three months and fiscal year ended September 30, 2019, respectively; net gains from sale of buildings and vacant properties of $5,657 for the three months and fiscal year ended September 30, 2019; and realized losses and gains of $3,908 for the three months and fiscal year ended September 30, 2019, respectively, and $2,791 for the three months and fiscal year ended September 30, 2018, respectively.

(3) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(4) The tax-related adjustments in fiscal 2018 consisted of income tax regulation changes which included an estimated favorable tax benefit of approximately $37,800 for the reduction in the Company’s net deferred tax liability principally reflecting the lower U.S. Federal tax rate, offset partially by an estimated repatriation transition tax charge and other charges of approximately $11,000, for the fiscal year ended September 30, 2018.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2019

November 21, 2019

ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net (loss) income	$(71,491)	$29,536	$(38,889)	$107,111
Income tax provision (benefit)	(3,623)	9,585	806	(9,118)
(Loss) income before income taxes	$(75,114)	$39,121	(38,083)	97,993
Net loss attributable to noncontrolling interests	360	59	901	260
Interest expense	9,894	10,645	40,962	37,427
Depreciation and amortization *	30,034	19,922	90,793	76,974
Acquisition costs (1)**	2,486	1,609	10,872	10,918
ERP integration costs (2)**	1,171	2,586	7,508	10,864
Strategic initiatives and other charges (3)**	10,300	2,404	13,449	5,266
Joint Venture depreciation, amortization and interest expense (4)	648	—	1,514	—
Goodwill write-down (5)	77,572	—	77,572	—
Net realized (gain) loss on divestitures and asset dispositions (6)	(612)	(3,771)	3,853	(3,771)
Stock-based compensation	1,560	2,929	7,729	13,460
Non-service pension and postretirement expense (7)	950	1,447	3,802	5,723
Total Adjusted EBITDA	$59,249	$76,951	$220,872	$255,114
Adjusted EBITDA margin	15.1%	18.9%	14.4%	15.9%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs primarily associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.

(4) Represents the Company's portion of depreciation, intangible amortization and interest expense incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(5) Represents the goodwill write-down for a reporting unit within the SGK Brand Solutions segment.
(6) Includes loss on divestitures of $2,004 and $6,469 within the Memorialization segment for the three months and fiscal year ended September 30, 2019, respectively; net gains from sale of buildings and vacant properties of $7,347 for the three months and fiscal year ended September 30, 2019; and realized loss and gain of $4,731  for the three months and fiscal year ended September 30, 2019, respectively, and $3,771 for the three months and fiscal year ended September 30, 2018, respectively.

(7) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $22,320 and $11,750 for the SGK Brand Solutions segment, $4,833 and $5,228 for the Memorialization segment, $1,565 and $1,640 for the Industrial Technologies segment, and $1,316 and $1,304 for Corporate and Non-Operating, for the three months ended September 30, 2019 and 2018, respectively. Depreciation and amortization was $59,684 and $46,300 for the SGK Brand Solutions segment, $19,731 and $20,005 for the Memorialization segment, $6,195 and $5,796 for the Industrial Technologies segment, and $5,183 and $4,873 for Corporate and Non-Operating, for the fiscal years ended September 30, 2019 and 2018, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $5,045 and $5,560 for the SGK Brand Solutions segment, $3,073 and $24 for the Industrial Technologies segment, and $5,839 and $982,for Corporate and Non-Operating, for the three months ended September 30, 2019 and 2018, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $33 for the Memorialization segment for the three months ended September 30, 2018. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $8,903 and $11,044 for the SGK Brand Solutions segment, $3,073 and $613 for the Industrial Technologies segment, and $19,853 and $13,961,for Corporate and Non-Operating, for the fiscal years ended September 30, 2019 and 2018, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,430 for the Memorialization segment for the fiscal year ended September 30, 2018.

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